Exhibit 4.1

AMENDMENT TO common stock purchase warrant

THIS AMENDMENT, dated as of December 20, 2023 (this “Amendment”), is between IMAC HOLDINGS, INC., a Delaware corporation (the “Company”), and each investor identified on the signature pages to this Amendment (each a “Holder” and collectively the “Holders”).

W I T N E S S E T H

WHEREAS, the Company issued to the Holders on July 28, 2023 a series of Warrants (each, a “Warrant” and collectively, the “Warrants”) to purchase up to an aggregate of 2,075,702 shares of the Company’s common stock, pursuant to and in connection with a Securities Purchase Agreement, dated as of July 25, 2023, between the Company and the Holders (the “Purchase Agreement”); and

WHEREAS, in accordance with Section 5.4 of the Warrants, the Company and the Holders have agreed to amend the Warrants to revise the Exercise Price and the Floor Price (as defined in the Warrants);

NOW, THEREFORE, the parties hereto hereby agree to amend the Warrants as follows:

1. Definitions; References; Continuation of the Transaction Documents. Unless otherwise specified herein, each capitalized term used herein that is defined in a Warrant shall have the meaning assigned to such term in such document. Each Reference to “a Warrant” or “the Warrants” and each other similar reference contained in any Warrant from and after the effectiveness of this Amendment shall refer to such document, as amended hereby. Except as amended hereby, all terms and provisions of each of the Warrants shall continue unmodified and remain in full force and effect.

2. Amendments to the Definitions of Exercise Price and Floor Price. Subject to the provisions of Section 3 hereof, the parties agree that:

(a) Section 2(b) of the Warrants shall be amended and restated in its entirety as follows:

“Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $1.84, subject to adjustment hereunder (the “Exercise Price”)”; and

(b) The first sentence of Section 3(b) of the Warrants shall be amended and restated in its entirety as follows:

“If during the 24-month period following the Closing of the Merger, the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price, and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment, provided that the Base Share Price shall not be less than $1.84 (the “Floor Price”), which such Floor Price shall not be increased for any reason whatsoever, including, without limitation, as a result of a reverse stock split.

3. Effectiveness. This Amendment shall become effective when and if the Company and the Holders shall have executed and delivered this Amendment. Upon such effectiveness, the Holders shall attach a copy of this Amendment to each of the Warrants as an effective amendment to such Warrant.

4. Disclosure of Transaction. The Company shall promptly file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment in the form required by the Securities Exchange Act of 1934, as amended, and attaching a form of this Amendment (including all attachments).

5. Counterparts; Execution; Amendments. This Amendment may be executed in counterparts and by fax or electronic signatures, all of which shall be one and the same agreement and shall have binding legal effect. No waiver or amendment under or in respect of this Amendment shall be valid unless in writing signed by the party to be charged therewith.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

IMAC HOLDINGS, INC.

By:
Jeff Ervin
Chief Executive Officer

HOLDER

By: